SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐            Preliminary Proxy Statement

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☐            Definitive Proxy Statement

☐            Definitive Additional Materials

☒            Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

EL PASO CORPORATION

(Names of Registrant as Specified in Its Charters)

SELIM K. ZILKHA

(Names of Person(s) Filing Proxy Statement, if other than the Registrant)

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Media Relations	Investor Relations
Kekst & Company	Innisfree M&A Incorporated
Attn: Jon Morgan and Thomas M. Daly, Jr.	Attn: Alan M. Miller
Tel: (212) 521- 4800	Tel: (212) 750-5833

FOR IMMEDIATE RELEASE

EL PASO SHAREHOLDER FILES PRELIMINARY PROXY STATEMENT

SEEKING REPLACEMENT OF ENTIRE BOARD OF DIRECTORS

Houston, TX – (March 11, 2003) – Selim K. Zilkha, a major shareholder of El Paso Corporation (NYSE:EP), today filed a preliminary proxy statement with the Securities and Exchange Commission. The proxy statement describes Mr. Zilkha’s plan to replace El Paso’s current twelve-member board with a slate of nine nominees.

Mr. Zilkha’s filing urges shareholders to “replace these directors who have so badly failed us.” Mr. Zilkha cited, among other things, the destruction of shareholder value that occurred under the watch of the current board of directors, who proved ineffectual as El Paso’s market capitalization from over $37 billion to approximately $3 billion. “The incumbent directors,” said Mr. Zilkha, “presided over a loss in shareholder value of more than 90%. That record speaks for itself – the incumbents must be replaced.”

Mr. Zilkha noted that only three of El Paso’s twelve incumbent board members have any oil and gas industry operating experience.

In a bid to address El Paso’s current problems, return the company to a position of strength and help restore its credibility in the capital markets, Mr. Zilkha said, he has put forward a slate of director nominees that collectively possess over 200 years of oil and gas industry expertise and operating experience. He pointed out that the nominees’ experience spans the entire portfolio of El Paso’s core businesses, including natural gas pipelines, exploration and production, gas gathering and storage, and natural gas marketing.

The proxy filing states that if Mr. Zilkha’s slate is elected it expects interim operating control will be assumed by a committee of the new directors consisting of Messrs. Stephen D. Chesebro’, who will head the committee, Ted E. Davis, Ronald J. Burns and John J. Murphy. Each member of the committee has previously run major businesses in the oil and gas industry. Mr. Chesebro’s career achievements include running Tenneco Energy and serving as President/COO of Pennzoil Company.

Additional information regarding Mr. Zilkha’s nominees, his proposals and the full text of the preliminary proxy materials is available at www.saveelpasonow.com

Selim K. Zilkha filed with the Securities and Exchange Commission today a preliminary proxy statement relating to his solicitation of proxies with respect to the 2003 El Paso annual meeting of stockholders. Mr. Zilkha will file with the Commission, and will furnish to El Paso’s stockholders, a definitive proxy statement and may file other proxy solicitation materials. Investors and security holders are urged to read the proxy statement and any other proxy solicitation materials, when they become available, because they will contain important information.

Investors and security holders may obtain a free copy of the preliminary proxy statement and the definitive proxy statement (when it is available) and other documents filed by Mr. Zilkha with the Commission at the Commission’s website at http://www.sec.gov. You may also access copy of Mr. Zilkha’s preliminary proxy statement and definitive proxy statement (when it is available) by accessing www.saveelpasonow.com. In addition, you may obtain a free copy of the definitive proxy statement (when it is available) by contacting Innisfree M&A Incorporated toll free at (877) 750-5837 (banks and brokers call collect at (212) 750-5833).

Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of El Paso stockholders is available in the preliminary proxy statement filed by Mr. Zilkha with the Commission on Schedule 14A today.

Some of the statements contained in this release may constitute “forward-looking statements,” which for this purpose includes all statements that are not of historical facts. The actual future financial performance of El Paso could differ materially from those anticipated by these forward-looking statements. There can be no assurance that Mr. Zilkha or his nominees will succeed in their efforts to turn El Paso around.